Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR AUGUST 2024

Dallas, Texas, August 5, 2024 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.450890 per unit, payable on August 29, 2024, to unit holders of record on August 15, 2024. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for May 2024 and the gas production for April 2024, which is considered current production. Preliminary production volumes are approximately 76,461 barrels of oil and 1,346,957 Mcf of gas. Preliminary prices are approximately $77.48 per barrel of oil and $1.20 per Mcf of gas.

This month’s distribution is greater than the previous month’s primarily due to an increase in oil production, partially offset by a decrease in the price of both oil and natural gas and a decrease in natural gas production.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)

Current Month	76,461	1,346,957	$77.48	$1.20

Prior Month	55,484	1,414,577	$82.07	$1.29

(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of July, approximately $212,000 of revenue received will be posted in the following month of August, in addition to normal cash receipts received during August. Since the close of business in July and prior to this press release, approximately $264,000 in revenue has been received.

The 2023 Annual Report with Form 10-K and the January 1, 2024 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

* * *

Contact: Nancy Willis – Director of Royalty Trust Services

Argent Trust Company

Toll Free (855) 588-7839